UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2012
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
 ___________________________

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2012, the Compensation Committee of the Board of Directors of Silicon Graphics International Corp. (the "Company") approved a cash bonus in the amount of $163,333.34 to Jorge L. Titinger. This bonus is payable to Mr. Titinger in accordance with the terms of his employment agreement with the Company, dated February 21, 2012, and his fulfillment of the Milestone Targets referenced in such agreement.

On August 8, 2012, the Compensation Committee of the Board of Directors of the Company approved design changes to the Short Term Incentive Plan for fiscal 2013 (the "2013 STIP") as the Company's performance-based incentive plan. The 2013 STIP is identical in all respects to the Company's previously disclosed 2012 Short Term Incentive Plan, except that (i) the Company's target bonuses will be based on revenue and non-GAAP gross margin for fiscal year 2013 and (ii) for a bonus to be earned and payable for a given quarter, the Company's non-GAAP gross margin must be within a range of respective percentages that includes a threshold requirement of 75% with a payout of 50% and a maximum target of 125% with a maximum payout cap of 150%. In connection with approving the 2013 STIP, the Compensation Committee of the Board of Directors of the Company also determined that Anthony Carrozza and Rick Rinehart are to participate in the 2013 STIP in lieu of participating in the previously disclosed Sales and Service Compensation Plan that they previously participated in.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
August 9, 2012	By:	/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and Corporate Secretary